Exhibit 21

                              ARCTIC CAT INC.

                        Subsidiaries of the Company

                           Arctic Cat Sales Inc.
                          organized under the laws
                         of the State of Minnesota
                    100% of common stock owned by parent


                            Arctic Cat FSC, Inc.
                       (a foreign sales corporation)
                      Organized under the laws of the
                       United States Virgin Islands
                    100% of common stock owned by parent